SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K
                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest event reported): November 14, 2005

                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)

           Delaware                  000-25039              62-1681831
-------------------------------     ------------        -------------------
(State or other jurisdiction of     (Commission          (I.R.S. Employer
incorporation or organization)      File Number)        Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
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        (Former name or former address if changed since last report)

Item 7.01 Regulation FD Disclosure

Public Conference Call

      On November 14, 2005, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended September 30, 2005. The following matters were discussed at that conference call:

Results of Operations

      The Company reported total revenue of $3.2 million with a 27.3% gross margin of $884,000, for the three months ended September 30, 2005, compared to total revenue of $825,400, with a 23% gross margin of $196,000, for the same period in 2004. This represents an increase of 293% in revenue from the same period in 2004. Slotting fees treated as contra-revenue reduced gross revenue from $3.4 million to the reported $3.2 million number. The Company reported a net loss of $4.9 million for the three months ended September 30, 2005, which included a one time non-recurring $3,000,000 charge for a finder's fee payable in


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connection with the execution of a Master Distribution Agreement with Coca-
Cola Enterprises (CCE) on August 31, 2005, with a net loss per share for the period of $0.04.

      Gross margin for the three months ended September 30, 2005 decreased compared to the three month period ended June 30, 2005, owing to increased promotions in anticipation of distribution through CCE, including the Company's sponsorship of the Cagnazzi Racing Team with Erica Enders and the increased packaging costs associated with a trial run of the new Slammers(R) 4-Pack.

      The Company reported a capital surplus of $7.5 million owing to computed value of a warrant issued to CCE for the purchase of 30,000,000 shares of the Company's common stock, in conjunction with the CCE
Master Distribution Agreement which was booked as a deferred asset. The Company's debt structure also was reduced owing to conversions of the outstanding convertible preferred stock and notes issued by the Company in prior periods for financing.

      The Company reported 141,253,757 shares of common stock issued and outstanding and 270,384,233 shares of common stock on a fully diluted basis. Diluted share base using the treasury method is approximately 230,000,000.

Distribution

      The Company reported that it shipped 88,000 12-unit cases in July 2005, 93,000 cases in August, and 113,000 cases in September, for a quarter total of 294,000 cases in Q3. The Company reported that it shipped 223,000 12-unit cases in October 2005, consisting of 170,000 to CCE; 8,000 cases of Breakfast Blenders to support the November 14, 2005 launch in 7-Eleven stores; 12,000 9 unit cases to Sam's Clubs; and an additional 36,000 12 unit cases to other retail channels. Product shipped in October represents slightly in excess of $2 million in sales for that month.

      The Company reported that it delayed shipments in September 2005 representing approximately $500,000 in sales to retail customers to build inventory for CCE, Sam's Club and the new Breakfast Blenders line.

Capacity

      The Company reiterated plans to increase its present domestic capacity for Slammers(R) of 2.5 million units per month to 2.8 million units for November, with additional capacity increases to 3.3 million per month and unltimately to 7.5 million units per month in the spring 2006. The Company reported that it is seeking additional capacity and is exploring third parties that may provide new capacity for the Company in 2007.

Initiatives

      The Company reiterated that a number of initiatives were underway, including its new Breakfast Blenders line currently being launched in 7-Eleven convenience stores, with sampling promotions and "Traffic Radio" advertising spots. In addition, new Masterfoods lines are being


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explored, as well as a product line to reach the toddler demographic.  The
Company also is reducing the fat content of its Pro Slammers(TM) line and is making improvements to its Starburst Slammers(R) line.

      As previously announced, the Company will convert all of its existing product lines from refrigerated, extended shelf life products to the new ambient packaging, which requires no refrigeration throughout the delivery process, and significantly reduces the Company's per case freight cost. Concurrently, the combination of truckload orders and ambient delivery will ultimately address freight costs.

      The Company reported that it has signed contracts to sell its products to 150 US Military commissaries on a national basis.

New Personnel

      The Company reported that its growth has necessitated the hiring of additional management personnel for corporate and anticipated hiring of field personnel to accommodate the regional business units of CCE. The Company introduced Mr. Jeffrey Kaplan as its new Chief Financial Officer and Mr. Michael Comerford as its new Director of Operations. Mr. Tommy Kee, the Company's former CFO, will assume the duties of Chief Accounting Officer and will continue to report directly to Mr. Warren, CEO. Mr. Comerford will report to Mr. Patipa, the Company's Chief Operating Officer. Six new regional managers will be hired to service the 6 regional business units of CCE and will report to Mr. Edwards, the Company's Executive Vice President of Sales.

Guidance

      On the strength of reorders and growth in distribution partners, the Company offered its guidance for expected gross revenues from $6 million to $7 million for the fourth quarter 2005, and $70 to $100 million in gross revenue for 2006. The Company anticipates that it will schedule another conference call in January 2006 after the completion of its budgeting and forecasting process for 2006 and 2007 to refine its guidance for this period.

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.


Date: November 15, 2005                By:  /s/ Roy D. Toulan, Jr.
                                       -------------------------------
                                       Roy D. Toulan, Jr.
                                       Vice President, General Counsel


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